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Exhibit 24-6

POWER OF ATTORNEY

        KNOWN ALL MEN BY THESE PRESENTS that I, G. Fred DiBona, do hereby appoint John W. Rowe and Randall E. Mehrberg, or either of them, attorney for me and in my name and on my behalf to sign the annual Securities and Exchange Commission report on Form 10-K for 2002 of Exelon Corporation, together with any amendments thereto, to be filed with the Securities and Exchange Commission, and generally to do and perform all things necessary to be done in the premises as fully and effectually in all respects as I could do if personally present.

/s/ G. FRED DIBONA G. Fred DiBona

DATE: March 19, 2003

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  Exhibit 24-6